Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter Chief Financial Officer Key Tronic Corporation (509) 927-5295	Michael Newman Investor Relations StreetConnect (206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES FIRST QUARTER RESULTS

Record Quarterly Revenue Up 53% Year-over-Year;

Quarterly EPS $0.17 Up Year-over-Year from $0.03;

Strong Operating Efficiencies; Continued Revenue Diversification;

Expecting Strong Growth in Second Half of Fiscal 2011

Spokane Valley, WA— October 26, 2010 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended October 2, 2010.

For the first quarter of fiscal 2011, Key Tronic reported total revenue of $63.3 million, up 53% from $41.3 million in the same period of fiscal 2010. Net income for the first quarter of fiscal 2011 was $1.7 million or $0.17 per diluted share, compared to $0.3 million or $0.03 per diluted share for the same period of fiscal 2010.

The Company continued to maintain strong operating efficiencies. For the first quarter of fiscal 2011, gross margin was 9% and operating margin was 4%, up from 6% and 1%, respectively, in the same period of fiscal 2010.

“We’re very pleased with our strong growth in revenue and earnings for the first quarter of fiscal 2011, driven by the production ramp up for new programs from both new and longstanding customers,” said Craig Gates, President and Chief Executive Officer, “We achieved the highest quarterly revenue in Key Tronic’s history and continued to significantly increase our profitability over the same quarter of the prior year, despite approximately $3.5 million in production delays due to continued industry-wide shortages in the global supply chain.

“During the first quarter of fiscal 2011, we continued to diversify our revenue base by winning new programs involving electric motor controller components and innovative display devices.

We anticipate strong growth in the second half of fiscal 2011 and expect record revenue for the year. With our unique combination of world-class engineering, global logistics and cost-effective production, we’re increasingly well positioned to continue to capture market share and capitalize on emerging opportunities.”

Business Outlook

For the second quarter of fiscal 2011, the Company expects to report revenue in the range of $61 million to $64 million, and earnings in the range of $0.17 to $0.20 per diluted share. For the full year, Key Tronic expects revenue of $270 million to $280 million and diluted earnings per share of $0.75 to $0.85. The Company’s forecasts for 2011 may be adversely impacted by continuing shortages of parts in the supply chain that could result in variances in its results as the world’s electronic parts supply ramps up to meet demand, changes in customer forecasts and new program ramp rates.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 877-941-8632 or +1 480-629-9820. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4370245). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2011. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	October 2, 2010	September 26, 2009
Net sales	$63,340	$41,309
Cost of sales	57,370	38,634

Gross profit on sales	5,970	2,675

Operating expenses:
Research, development and engineering	914	562
Selling, general and administrative	2,432	1,736

Total operating expenses	3,346	2,298

Operating income	2,624	377

Interest expense	72	46

Income before income taxes	2,552	331

Provision for income taxes	810	36

Net income	$1,742	$295

Earnings per share:

Earnings per common share - basic	$0.17	$0.03
Weighted average shares outstanding - basic	10,296	10,066

Earnings per common share - diluted	$0.17	$0.03
Weighted average shares outstanding - diluted	10,403	10,082

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 2, 2010	July 3, 2010
ASSETS
Current assets:
Cash and cash equivalents	$1,422	$770
Trade receivables	35,053	34,617
Inventories	45,807	39,775
Deferred income tax asset	3,832	4,420
Other	5,051	3,115

Total current assets	91,165	82,697

Property, plant and equipment - net	14,956	13,898

Other assets:
Deferred income tax asset	4,137	4,394
Other	694	653

Total other assets	4,831	5,047

Total assets	$110,952	$101,642

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,041	$29,158
Accrued compensation and vacation	3,853	5,097
Current portion of other long-term obligations	92	146
Other	4,024	3,588

Total current liabilities	36,010	37,989

Long-term liabilities:
Revolving loan	11,051	1,554
Other long-term obligations	1,758	2,682

Total long-term liabilities	12,809	4,236

Shareholders’ equity:
Common stock, no par value - shares authorized 25,000; issued and outstanding 10,330 and 10,264 shares, respectively	40,427	40,126
Retained earnings	21,275	19,533
Accumulated other comprehensive income (loss)	431	(242)

Total shareholders’ equity	62,133	59,417

Total liabilities and shareholders’ equity	$110,952	$101,642